Mail Stop 3561

								July 20, 2005

Via Fax & U.S. Mail

Mr. Daniel R. Lee
Chairman and Chief Executive Officer
Pinnacle Entertainment, Inc.
3800 Howard Hughes Parkway
Las Vegas, NV 89109

Re:	Pinnacle Entertainment, Inc.
      Form 10-K for the year ended December 31, 2004
      File No. 001-13641
      Filed March 16, 2005

Dear Mr. Lee:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								Michael Fay
								Branch Chief Accountant

cc:	Stephen H. Capp, CFO
	(702) 784-7778